UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2004

GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95670

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code

916-355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

SIGNATURE
EX-99.1 GENCORP INC.'S PRESS RELEASE DATED NOVEMBER 17, 2004
EX-99.2 GENCORP INC.'S PRESS RELEASE DATED NOVEMBER 17, 2004

Item 7.01. Regulation FD Disclosure

Attached hereto as Exhibit 99.1 and incorporated herein by reference is the text of the registrant’s press release issued on November 17, 2004 in which GenCorp announced that it has priced a private offering at par of $80 million of 2 1/4% Convertible Subordinated Debentures due 2024. The Company has granted the initial purchasers an option to purchase up to an additional $80 million aggregate principal amount of debentures. The debentures are convertible, at the option of the holder upon the satisfaction of certain conditions, into cash and, if applicable, the Company’s common stock at an initial conversion price of $20.00 per share, subject to certain adjustments. The initial conversion price is equivalent to a conversion rate of 50 shares per $1,000 principal amount of debentures.

Attached hereto as Exhibit 99.2 and incorporated herein by reference is the text of the registrant’s press release issued on November 17, 2004 in which GenCorp announced that it has priced a public offering of 7,500,000 shares of its common stock at $16.00 per share. Net proceeds of the offering are expected to be approximately $114 million. The offering is expected to close on November 23, 2004. The Company has also granted the underwriters an over-allotment option to purchase up to 1,125,000 additional shares. All of the common shares are being sold by the Company.

Item 9.01. Financial Statements and Exhibits

(c)    Exhibits

Exhibit No.	Description

99.1	GenCorp Inc.’s press release dated November 17, 2004.

99.2	GenCorp Inc.’s press release dated November 17, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By:	/s/ Mark A. Whitney

Name:	Mark A. Whitney
Title:	Vice President, Law;
Deputy General Counsel
and Assistant Secretary

Dated: November 19, 2004